Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Zagorski and Nicola Allais, and each of them, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments and registration statements filed pursuant to Rule 462(b) and otherwise, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Mark Zagorski	Chief Executive Officer and Director (Principal Executive Officer)	March 17, 2021
Mark Zagorski

/s/ Nicola Allais	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 17, 2021
Nicola Allais

/s/ Laura B. Desmond	Director	March 17, 2021
Laura B. Desmond

/s/ R. Davis Noell	Director	March 17, 2021
R. Davis Noell

/s/ Lucy Stamell Dobrin	Director	March 17, 2021
Lucy Stamell Dobrin

/s/ Joshua L. Selip	Director	March 17, 2021
Joshua L. Selip

/s/ Teri L. List	Director	March 17, 2021
Teri L. List

/s/ Kelli Turner	Director	April 12, 2021
Kelli Turner